Exhibit 99.2

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AveXis, Inc.

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AveXis Announces Single-Arm Design for European Pivotal Study of AVXS-101 in SMA Type 1 Patients

— Company provides update following receipt of Scientific Advice response from the EMA —

Chicago, Ill. (February 6, 2017) — AveXis, Inc. (NASDAQ: AVXS), a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases, today announced that the planned pivotal study of AVXS-101 in spinal muscular atrophy (SMA) Type 1 in the European Union (EU) will reflect a single-arm design, using natural history of the disease as a comparator, and will enroll approximately 30 patients. This update is based on the receipt of the Scientific Advice response from the Scientific Advice Working Party within the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA).

In addition to evaluating safety the planned pivotal trial is expected to evaluate achievement of motor milestones, specifically patients’ ability to sit unassisted, as well as an efficacy measure defined by the time from birth to an “event,” defined as death or requiring at least 16 hours per day of ventilation support for breathing for greater than two weeks in the absence of an acute reversible illness, or perioperatively.

“The scientific advice process has been quite productive, with the EMA providing constructive guidance on a pivotal study design most appropriate for EU product registration,” said James L’Italien, Ph.D., Senior Vice President, Chief Regulatory and Quality Officer of AveXis. “We will utilize the enhanced communication pathways afforded to us via the PRIority MEdicines program and work in collaboration with the EMA to generate the high-quality data needed to support the most rapid submission that meets the requirements for marketing authorization in the EU.”

The CHMP additionally recommended AveXis discuss the potential for Conditional Marketing Authorization in a future meeting with EMA.

More specific clinical trial details will be made available at the time the study is initiated, which is expected in the second half of 2017.

The company expects to initiate a separate pivotal clinical trial of AVXS-101 in SMA Type 1 in the United States in the first half of 2017.

About SMA

SMA is a severe neuromuscular disease characterized by the loss of motor neurons leading to progressive muscle weakness and paralysis. SMA is caused by a genetic defect in the SMN1 gene that codes SMN, a protein necessary for survival of motor neurons. The incidence of SMA is approximately one in 10,000 live births. SMA is the leading genetic cause of infant mortality.

The most severe form of SMA is Type 1, a lethal genetic disorder characterized by motor neuron loss and associated muscle deterioration, which results in mortality or the need for permanent ventilation support before the age of two for greater than 90 percent of patients.

About AVXS-101

AVXS-101 is a proprietary gene therapy candidate of a one-time treatment for SMA Type 1 and is designed to address the monogenic root cause of SMA and prevent further muscle degeneration by addressing the defective and/or loss of the primary SMN1 gene. AVXS-101 also targets motor neurons providing rapid onset of effect, and crosses the blood brain barrier allowing an IV dosing route and effective targeting of both central and systemic features.

About AveXis, Inc.

AveXis is a clinical-stage gene therapy company developing treatments for patients suffering from rare and life-threatening neurological genetic diseases. The company’s initial proprietary gene therapy candidate, AVXS-101, is in an ongoing Phase 1 clinical trial for the treatment of SMA Type 1. For additional information, please visit www.avexis.com.

Forward-Looking Statements

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, AveXis’ research, development and regulatory plans for AVXS-101, including the planned design of our SMA Type 1 pivotal study in the EU, potential of AVXS-101 to benefit patients with SMA Type 1, the potential expediting and streamlining of the European regulatory approval process for AVXS-101 resulting from the acceptance of AVXS-101 into the EMA’s PRIority MEdicines (PRIME) program and based upon recommendations from the CHMP, expectations regarding timing of the planned US and European Union pivotal trials of AVXS-101 in patients with SMA Type 1, potential for Conditional Marketing Authorization in the EU, and the overall clinical development of AVXS-101. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, the scope, progress, expansion, and costs of developing and commercializing AveXis’ product candidates; regulatory developments in the European Union, as well as other factors discussed in the

“Risk Factors” included as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2016 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of AveXis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, filed with the SEC on November 10, 2016. In addition to the risks described above and in the Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect AveXis’ results. There can be no assurance that the actual results or developments anticipated by AveXis will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, AveXis. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.

All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. AveXis cautions investors not to rely too heavily on the forward-looking statements AveXis makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). AveXis undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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